Exhibit 99.1

NI Holdings, Inc. Agrees to Sell Westminster American Insurance Company

FARGO, North Dakota, May 8, 2024 – NI Holdings, Inc. (NASDAQ: NODK) (“NI Holdings”) announced today an agreement to sell its wholly-owned commercial insurance subsidiary, Westminster American Insurance Company, to a private party. The total consideration for the sale is $10.5 million in cash, with proceeds planned to be used for general corporate purposes. The transaction was unanimously approved by the Board of Directors and is expected to close in 2024, subject to regulatory approval and other closing conditions.

“The decision to sell Westminster American Insurance Company was made in the best interest of NI Holdings and its shareholders,” said Michael J. Alexander, President, and Chief Executive Officer. “The commercial habitational insurance market has undergone significant changes in recent years, which were largely the result of unforeseen circumstances including the COVID-19 pandemic, the persistent high inflationary environment, tort liability rulings in certain states, and the challenging property reinsurance market. Given these changes, we believe this market no longer aligns with the strategic direction of NI Holdings. This sale will allow us to refocus resources to our core businesses, which we believe will help NI Holdings deliver appropriate returns over time.”

About the Company

NI Holdings, Inc. is an insurance holding company. The company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings. NI Holdings’ financial statements are the consolidated financial results of NI Holdings; Nodak Insurance, including Nodak’s wholly-owned subsidiaries American West Insurance Company, Primero Insurance Company, and Battle Creek Insurance Company; and Direct Auto Insurance Company.

Safe Harbor Statement

Some of the statements included in this news release, particularly those relating to the proposed sale, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include: obtaining regulatory approval, the availability and cost of reinsurance, and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contact:
Seth Daggett

Executive Vice President, Treasurer and Chief Financial Officer
701-298-4348
IR@nodakins.com